Pricing Supplement No. 15 dated January 29, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$615,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	February 5, 2004	Closing Date: February 5, 2004		CUSIP Number:	78442F BU1

Maturity Date:	January 26, 2009	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

	☐	CD Rate	Index Maturity: Three Months.

	☐	Commercial Paper Rate

	☐	CMT Rate	Spread: Plus 20 basis points (0.20%).

	☐	Federal Funds Rate

	☒	LIBOR Telerate	Initial Interest Rate: TBD.

	☐	LIBOR Reuters

	☐	Prime Rate	Interest Rate Reset Period: Quarterly.

	☐	91-Day Treasury Bill Rate

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 26, 2004.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 26, 2004.

ABN AMRO Incorporated Citigroup HSBC	Banc of America Securities LLC Deutsche Bank Securities JPMorgan Morgan Stanley	BNP PARIBAS Goldman, Sachs & Co. Lehman Brothers

January 29, 2004

MTN 0060

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date.	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	J.P. Morgan Securities Inc.	$150,500,000.00
	Citigroup Global Markets Inc.	114,000,000.00
	Morgan Stanley & Co. Incorporated	75,000,000.00
	Goldman, Sachs & Co.	64,000,000.00
	ABN AMRO Incorporated	53,200,000.00
	Banc of America Securities LLC	50,000,000.00
	BNP Paribas Securities Corp.	50,000,000.00
	Deutsche Bank Securities Inc.	25,000,000.00
	Lehman Brothers Inc.	25,000,000.00
	HSBC Securities (USA) Inc.	8,300,000.00

	Total	$615,000,000.00
Issue Price:	100%.
Agents' Commission:	0.1460%.
Net Proceeds:	$614,102,100.00.
Concession:	0.01%
Reallowance:	0.00%
CUSIP Number:	78442F BU1.
ISIN Number:	US78442FBU12.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0060